                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

              PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

  Date of Report (Date of earliest event reported):          January 19, 1999


                         THE COLONIAL BANCGROUP, INC.
            (Exact name of registrant as specified in its charter)

           Delaware                 1-13508             63-0661573
 (State of Incorporation)    (Commission File No.)   (IRS Employer I.D. No.)


     One Commerce Street, Montgomery, Alabama                   36104
     (Address of Principal Executive Office)                  (Zip Code)


      Registrant's telephone number, including area code:  334-240-5000

ITEM 5. OTHER EVENTS

     The information contained in this filing supersedes the information contained in previous filings, including, but not limited to, the report on Form 8-K filed by the registrant on December 21, 1998.




              COLONIAL BANCGROUP, INC. ANNOUNCES YEAR END RESULTS

MONTGOMERY---Colonial BancGroup, Inc. Chairman and Chief Executive Officer Robert E. Lowder announced today 1998 net income of $55 million or $0.49 per share, which includes acquisition and restructuring costs, Year 2000 expenses, and write-downs of its mortgage servicing portfolio totaling $63 million or $0.36 per share after taxes. This represents a 39 percent decrease from 1997 net income and a 42 percent decrease in earnings per share. For the fourth quarter 1998, the Company recognized a net loss of $4 million or $0.04 per share, which includes previously announced acquisition and restructuring costs, Year 2000 expenses, and write-downs of its mortgage servicing portfolio totaling $22.5 million or $0.13 per share after taxes.

         The previously reported results for year-end 1997 have been restated to include the results of various bank acquisitions completed in 1998 that were accounted for under the pooling-of-interests method of business combinations.

         "1998 was an important year for Colonial BancGroup. We began 1998 with $6.9 billion in total assets and ended the year with over $10.4 billion in assets and banking operations in six states," reported Chairman of the Board and Chief Executive Officer Robert E. Lowder. Mr. Lowder further reported that internal loan growth was extremely strong in the fourth quarter of 1998. Colonial achieved internal loan growth of $349 million, an annualized rate of 21%, during the fourth quarter and $931 million or 15% for the year.

The following table illustrates Colonial's growth in assets by state over the past three years (as originally reported, prior to restatement for subsequent poolings-of-interests):

                   12/31/96      12/31/97       12/31/98
                 -----------------------------------------
Alabama          $      3,995   $     4,664   $      6,246
Georgia                   486           484            712
Florida                   291         1,600          2,833
Tennessee                  98           103            101
Texas                      --            --            287
Nevada                     --            --            277
                 -----------------------------------------
                 $      4,870   $     6,851   $     10,456
                 =========================================

         As previously announced on December 18, 1998, Colonial recorded a pretax impairment charge of $30 million, writing down the value of mortgage servicing rights of its subsidiary, Colonial Mortgage Company. Based upon additional information that Colonial obtained from third party valuation consultants during December 1998 and January 1999 and management's analysis of that information, management has determined that $18.5 million of the impairment charge is most appropriately reflected in the third quarter of 1998. Therefore, in accordance with applicable accounting standards, Colonial has restated earnings for the third quarter of 1998 to include the charge.

        The write-down associated with mortgage servicing rights was caused primarily by anticipated prepayments of mortgages in the servicing portfolio being greater than previously expected. The write-down increased the valuation allowance against loss occasioned by future prepayments to $38.3 million at December 31, 1998.

         During 1998, the Company began to hedge its servicing portfolio against risk associated with future decreases in interest rates. This program has now been aggressively augmented, and includes a system of daily monitoring of servicing assets, supported by the expertise of a third party advisor that specializes in analyzing mortgage servicing rights and hedging activities. The use of the third party advisor should improve management's monitoring of servicing rights and will assist the Company in its use of hedging products. As of December 31, 1998, approximately 50% of the mortgage servicing portfolio had been hedged.

         Over the past three years, Colonial completed twenty-five acquisitions establishing operations in Florida, Georgia, Nevada and Texas. During the fourth quarter of 1998, management made the decision to shift the Company's focus from bank acquisition activity to streamlining operations and emphasizing profitable business units. In connection with this strategic decision, the Company has developed a plan to:

-    close certain unprofitable branches

-    sell certain super-market branches

-    relocate and upgrade other branches

- move the headquarters of the South Florida region to downtown Miami and to consolidate the trust department into the South Florida headquarters to better serve its customer base


These previously announced decisions resulted in restructuring charges of approximately $7.5 million in the fourth quarter of 1998.

         As previously announced during the fourth quarter of 1998, Colonial increased its allowance for loan losses by recognition of a provision which exceeded previous quarterly amounts by approximately $10 million. The additional provision was the result of the Company's significant loan growth of over $349 million during the fourth quarter and increased charge-offs during the fourth quarter.

         Colonial's asset quality remained strong at year end, with a non-performing asset ratio of 0.60% at December 31, 1998 compared to 0.74% at December 31, 1997. The net charge-off ratio for the year was 0.26% of average net loans compared to 0.23% for 1997. The Company's loan loss reserve ratio was 1.18% at December 31, 1998 compared to 1.21% at December 31, 1997. The reserve coverage of nonperforming loans was 245% at December 31, 1998 compared to 247% at December 31, 1997. Colonial's historical loan loss experience has been favorable compared to the average of other FDIC insured institutions.

         Loans increased 19% from $6.0 billion at December 31, 1997 to $7.1 billion at December 31, 1998 causing a corresponding 15% increase in net interest income for the year. Internal loan growth for the year was 15%. Net interest margins compressed during the fourth quarter of the year due to the reduction in interest rates by the Federal Reserve during the same period.

         Noninterest income was $125 million for the year ended December 31, 1998 compared to $101 million in 1997, a 24% increase. The Company created or augmented the following operations during 1998 to expand its sources of noninterest income:

- Established an international banking department which became fully operational in July 1998. The department engages in confirming letters of credit with top-tier banks in Latin America and direct disbursements to those banks from U.S. customers. Colonial does not engage in capital market speculation.

- Established a private banking function and augmented an investment sales force within its regional bank structure to emphasize relationship banking and to generate income from sales of securities and annuities.

- Established Colonial Asset Management, Inc. (CAM), an asset management group, under the former head of Barnett Bank's asset management group, Jack Ablin. CAM now has over $170 million in assets under management and is projected to have over $300 million in assets under management by the end of 1999.


         Noninterest expenses for the year totaled $355 million compared to $242 million for 1997, a 47 percent increase. Noninterest expenses for 1998 include acquisition and restructuring costs totaling $21.5 million, Year 2000 expenses of $4.6 million, and $36.5 million in write-downs of mortgage servicing rights. Noninterest expenses for the fourth quarter of 1998 include acquisition and restructuring costs totaling $9.8 million, Year 2000 expenses of $1.2 million and $11.5 million in write-downs of mortgage servicing rights. For the year ended December 31, 1997, the Company incurred $6.5 million in acquisition and restructuring costs and $0.4 million in Year 2000 expenses.

         As previously announced, the Company has encountered delays in realizing cost savings expected from converting certain Florida acquisitions to Colonial's data processing system because its prior item processor, Barnett Banks, was unable to complete the Company's conversion schedule after Barnett's acquisition by NationsBank. As a result, the Company expects to complete an item processing facility in Florida during the second quarter of 1999 which will eliminate those delays. Cost savings from those conversions are expected to exceed $4 million annually.

         Mr. Lowder said, "1998 has been a year of tremendous growth and change for the Company. This growth and these changes have created a newly refined focus on achieving greater efficiencies from our consolidated operations. As we begin the new year, we believe that Colonial is well positioned within its markets. We are especially pleased with our positioning in high growth markets in a number of the states which make up Colonial's franchise. This positioning has resulted from a deliberate strategy to access these markets, and we are excited about our growth and earnings potential for 1999."

         This document contains certain forward-looking statements relating to present or future trends or factors affecting the banking industry and specifically the operations, markets and products of the Company. Actual results could differ materially from those projected and may be affected by changing events and trends that have influenced the Company's assumptions, but that are beyond the control of the Company. These trends and events include changes in the interest rate environment, effects of the Company's mortgage servicing rights hedging program, expected cost savings from proposed conversions and item processing functions, anticipated growth in the Company's newly established or augmented sources of noninterest income, changes in the domestic and foreign business environments and securities markets and changes in the regulatory authorities and policies affecting the Company. Additional information on other factors that could affect the financial results of the Company is included in the Company's filings with the Securities and Exchange Commission.

         Colonial BancGroup is a multi-state bank holding company headquartered in Montgomery, Alabama with over 250 offices in Alabama, Florida, Georgia, Tennessee, Texas and Nevada. Its common stock is traded on the New York Stock Exchange under the symbol CNB. In most newspapers, the stock is listed as ColBgp. The Company's internet web site is http:\\www.colonialbank.com.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(Dollars in thousands, except per share amounts)


-----------------------------------------------------------------------------------------------------------------------------------
                                                                                         % CHANGE
                                                            DECEMBER 31,                 DECEMBER 31,
                                                      1998              1997*            1997 TO 1998
-----------------------------------------------------------------------------------------------------------------------------------
STATEMENT OF CONDITION SUMMARY

Total assets................................      $10,456,281         $8,061,566             30%
Loans, net of unearned income...............        7,110,295          5,951,067             19%
Total earnings assets.......................        9,356,876          7,258,784             29%
Deposits....................................        7,446,153          6,325,690             18%
Shareholders' equity........................          639,809            590,017              8%
Book value per share........................            $5.77         $     5.55              4%


-----------------------------------------------------------------------------------------------------------------------------------

                                                   TWELVE MONTHS ENDED DECEMBER 31,           THREE MONTHS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------
                                                                             % CHANGE                                   % CHANGE
                                                 1998         1997*         1997 TO 1998    1998           1997*       1997 TO 1998
-----------------------------------------------------------------------------------------------------------------------------------
Earnings Summary

Net interest income (taxable equivalent)      $346,210       $301,969            15%      $ 89,047        $ 80,094           11%
Provision for loan losses ..............        26,345         16,321            61%        14,343           5,442          164%
Noninterest income .....................       125,258        100,945            24%        30,749          29,668            4%
Noninterest expense ....................       355,412        241,714            47%       110,961          66,729           66%
Net income .............................        55,196         90,362           -39%        (3,896)         23,427         -117%


Average shares outstanding .............       110,062        105,010                      110,403         106,202
Average diluted shares outstanding .....       112,431        108,396                      112,424         109,493
Earnings per share**:
  Net income:
     Basic .............................      $   0.50       $   0.86           -42%      $(  0.04)       $   0.22         -118%
     Diluted ...........................      $   0.49       $   0.84           -42%      $(  0.04)       $   0.21         -119%

SELECTED RATIOS:
Net income to:
  Average assets (1) ...................          0.60%          1.22%                        0.67%           1.28%
  Average shareholders' equity (1) .....          8.59%         16.49%                       10.21%          17.27%
Efficiency ratio .......................         75.38%         59.99%                       92.62%          60.79%
Equity to assets .......................          6.12%          7.32%
Total capital ..........................          6.98%          8.22%
Tier one leverage ......................          6.22%          7.56%


-----------------------------------------------------------------------------------------------------------------------------------
                                                           DECEMBER 31,
                                                         1998       1997*
-----------------------------------------------------------------------------------------------------------------------------------
NONPERFORMING ASSETS

Total non-performing assets ratio...................     0.60%     0.74%
Loan loss reserve ratio.............................     1.18%     1.21%
Allowance as a percent of nonperforming loans.......      245%      247%
Net charge-offs ratio (annualized):
     Year to date ..................................     0.26%     0.23%
     Quarter to date ...............................     0.49%     0.39%

-----------------------------------------------------------------------------------------------------------------------------------

* Restated financial results above reflect the business combinations with United American Holding Corporation, South Florida Banking Corp., First Central Bank, Commercial Bank of Nevada, FirstBank, First Macon Bank & Trust, Prime Bank of Central Florida and InterWest Bancorp, Inc.. These mergers were accounted for as poolings of interest and the financial results have been restated accordingly.

** Restated to reflect the 100% stock dividend effected in the form of a two-for-one stock split paid on August 14, 1998.

(1) This calculation does not annualize the one-time charges recorded during the quarter.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in thousands, except per share amounts)



---------------------------------------------------------------------------------------------------------------

                                                                    TWELVE MONTHS ENDED     THREE MONTHS ENDED
                                                                        DECEMBER 31,           DECEMBER 31,

---------------------------------------------------------------------------------------------------------------

                                                                   1998        1997*       1998        1997*

---------------------------------------------------------------------------------------------------------------
INTEREST INCOME:

Interest and fees on loans ....................................     604,493     512,213     158,143     136,908
Interest on investments .......................................      83,408      64,849      23,854      15,668
Other interest income .........................................       5,641       6,575         719       1,906
---------------------------------------------------------------------------------------------------------------
Total interest income .........................................     693,542     583,637     182,716     154,482
---------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:

Interest on deposits ..........................................     256,446     232,898      65,118      61,055
Interest on short-term borrowings .............................      54,866      40,825      17,113      10,378
Interest on long-term debt ....................................      39,129      11,048      12,204       3,721
---------------------------------------------------------------------------------------------------------------
Total interest expense ........................................     350,441     284,771      94,435      75,154
---------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME ...........................................     343,101     298,866      88,281      79,328

Provision for possible loan losses ............................      26,345      16,321      14,343       5,442
---------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE LOAN LOSSES...     316,756     282,545      73,938      73,886
---------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME:

Mortgage servicing and origination fees .......................      44,308      38,352      12,009      11,282
Service charges on deposit accounts ...........................      39,090      32,709      10,324       8,890
Other charges, fees and commissions ...........................       7,398       6,919       1,374       1,803
Securities gains (losses), net ................................       1,449         669         373         623
Other income ..................................................      33,013      22,296       6,669       7,070
---------------------------------------------------------------------------------------------------------------
Total noninterest income ......................................     125,258     100,945      30,749      29,668
---------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE:

Salaries and employee benefits ................................     121,445     105,287      32,816      28,397
Occupancy expense of bank premises, net .......................      28,291      23,821       7,718       6,577
Furniture and equipment expenses ..............................      24,787      20,086       6,424       5,729
Amortization of mortgage servicing rights .....................      62,909      17,123      21,953       4,930
Amortization of intangible assets .............................       4,927       3,206       1,265       1,013
Acquisition and restructuring costs ...........................      21,535       6,463       9,820       3,181
Year 2000 expense .............................................       4,617         432       1,206         199
Other expense .................................................      86,901      65,296      29,759      16,703
---------------------------------------------------------------------------------------------------------------
Total noninterest expense .....................................     355,412     241,714     110,961      66,729
---------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES ....................................      86,602     141,776      (6,274)     36,825

Applicable income taxes .......................................      31,406      51,414      (2,378)     13,398
---------------------------------------------------------------------------------------------------------------
NET INCOME ....................................................    $ 55,196    $ 90,362   $  (3,896)   $ 23,427
===============================================================================================================

Earnings per share**:
    Net Income:
      Basic ...................................................    $   0.50    $   0.86   $   (0.04)   $   0.22
      Diluted .................................................    $   0.49    $   0.84   $   (0.04)   $   0.21

---------------------------------------------------------------------------------------------------------------

* Restated financial results above reflect the business combination with United American Holding Corporation, South Florida Banking Corp., First Central Bank, Commercial Bank of Nevada, FirstBank, First Macon Bank & Trust, Prime Bank of Central Florida and InterWest Bancorp, Inc.. These mergers were accounted for as poolings of interest and the financial results have been restated accordingly.

** Restated to reflect the 100% stock dividend effected in the form of a two-for-one stock split on August 14, 1998.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION (Unaudited)
(Dollars in thousands, except per share amounts)

----------------------------------------------------------------------------------------------------------------------
                                                                                December 31,              December 31,
                                                                                    1998                    1997*
----------------------------------------------------------------------------------------------------------------------
Assets:

Cash and due from banks.....................................................     $ 525,595                $ 337,079
Interest-bearing deposits in banks and federal funds sold...................        57,247                  100,172
Securities available for sale...............................................     1,414,218                  655,864
Investment securities.......................................................       170,954                  313,140
Mortgage loans held for sale................................................       604,162                  238,540
Loans, net of unearned income...............................................     7,110,295                5,951,067
Less:

  Allowance for possible loan losses........................................       (83,562)                 (72,107)

---------------------------------------------------------------------------------------------------------------------
Loans, net..................................................................     7,026,733                5,878,960
Premises and equipment, net.................................................       181,617                  161,387
Excess of cost over tangible and identified intangible

  assets acquired, net......................................................        84,893                   69,250
Mortgage servicing rights...................................................       183,469                  142,040
Other real estate owned.....................................................         8,728                   14,840
Accrued interest and other assets...........................................       198,666                  150,294

----------------------------------------------------------------------------------------------------------------------
Total.......................................................................   $10,456,281              $ 8,061,566

----------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity:

Deposits....................................................................   $ 7,446,153              $ 6,325,690
FHLB short-term borrowings..................................................       769,987                  420,000
Other short-term borrowings.................................................       657,254                  311,359
Subordinated debt...........................................................        12,541                    6,088
Trust preferred securities..................................................        70,000                   70,000
FHLB long-term debt.........................................................       528,163                  234,831
Other long-term debt........................................................       219,470                    4,362
Other liabilities...........................................................       112,905                   99,219

----------------------------------------------------------------------------------------------------------------------
Total liabilities...........................................................     9,816,472                7,471,549

Shareholders' equity:
  Preference Stock $2.50 par value; 1,000,000 shares
    authorized, none issued.................................................             -                        -
  Common Stock, $2.50 par value; 200,000,000 shares authorized
    110,962,365 and 106,282,975 shares issued and outstanding
    at December 31, 1998 and December 31, 1997
    respectively**..........................................................       277,405                  265,707
  Treasury Stock (26,501 shares)............................................          (355)                       -
  Additional paid in capital**..............................................       113,470                   97,324
  Retained earnings.........................................................       249,299                  226,513
  Unearned compensation.....................................................        (2,348)                  (1,750)
  Unrealized gains(losses) on securities available for sale, net of taxes...         2,338                    2,223

------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity..................................................       639,809                  590,017

------------------------------------------------------------------------------------------------------------------------
Total.......................................................................   $10,456,281               $8,061,566

------------------------------------------------------------------------------------------------------------------------

* Restated financial results above reflect the business combination with United American Holding Corporation, South Florida Banking Corp., First Central Bank, Commercial Bank of Nevada, FirstBank, First Macon Bank & Trust, Prime Bank of Central Florida and InterWest Bancorp, Inc.. These mergers were accounted for as poolings of interest and the financial results have been restated accordingly.

** Restated to reflect the 100% stock dividend effected in the form of a two-for-one stock split on August 14, 1998.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
AVERAGE VOLUME AND RATES
(UNAUDITED)
(Dollars in thousands)

-----------------------------------------------------------------------------------------------------------------------------------

                                                                                   TWELVE MONTHS ENDED DECEMBER 31,


                                                                                1998                             1997*

-----------------------------------------------------------------------------------------------------------------------------------
                                                                    AVERAGE                         AVERAGE
                                                                    VOLUME     INTEREST    RATE     VOLUME      INTEREST       RATE

-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
  Loans, net.................................................      $6,451,427  $ 575,851   8.93%   $5,497,737   $500,802       9.11%
  Mortgage loans held for sale...............................         407,672     29,585   7.26%      158,966     12,437       7.82%
  Investment securities and securities available for sale....
   and other interest-earning assets                                1,441,774     91,215   6.33%    1,147,384     73,501       6.41%

----------------------------------------------------------------------------------------           ----------------------
  Total interest-earning assets(1)...........................       8,300,873  $ 696,651   8.39%    6,804,087   $586,740       8.62%

----------------------------------------------------------------------------------------           ----------------------
  Nonearning assets..........................................         895,022                         628,402

-----------------------------------------------------------------------------                      ----------
    Total assets.............................................      $9,195,895                      $7,432,489

-----------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY:
  Interest-bearing deposits..................................      $5,452,970  $ 256,446   4.70%   $4,878,768   $232,898       4.77%
  Short-term borrowings......................................       1,004,372     54,866   5.46%      727,790     40,825       5.61%
  Long-term debt.............................................         641,367     39,129   6.10%      158,530     11,048       6.97%
----------------------------------------------------------------------------------------           ----------------------
  Total interest-bearing liabilities.........................       7,098,709  $ 350,441   4.94%    5,765,088   $284,771       4.94%

----------------------------------------------------------------------------------------           ----------------------
  Noninterest-bearing demand deposits........................       1,297,910                       1,023,411
  Other liabilities..........................................         156,989                          96,104
                                                               -------------------------           ----------------------
  Total liabilities..........................................       8,553,608                       6,884,603
  Shareholders' equity.......................................         642,287                         547,886

-----------------------------------------------------------------------------                      ----------
Total liabilities and shareholders' equity...................      $9,195,895                      $7,432,489

-----------------------------------------------------------------------------------------------------------------------------------
RATE DIFFERENTIAL............................................                              3.45%                               3.68%

NET YIELD ON INTEREST-EARNING ASSETS.........................                  $ 346,210   4.17%                $301,969       4.44%

------------------------------------------------------------------------------------------------------------------------------------

* Restated financial results above reflect the business combinations with United American Holding Corporation, South Florida Banking Corp., First Central Bank, Commercial Bank of Nevada, First Bank, First Macon Bank & Trust, Prime Bank of Central Florida and InterWest Bancorp, Inc. These mergers were accounted for as poolings-of-interests and the financial results have been restated accordingly.

(1) Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned is : actual interest earned times 145%. The taxable equivalent adjustment has given effect to the disallowance of interest expense deductions, for federal income tax purposes, related to certain tax-free assets.

     Dividends earned and average rates for preferred stocks are reflected on a tax equivalent basis. Tax equivalent dividends are: actual dividends times 137.7%.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
AVERAGE VOLUME AND RATES
(UNAUDITED)
(Dollars in thousands)

----------------------------------------------------------------------------------------------------------------------------------

                                                                                   Three Months Ended December 31,


                                                                               1998                              1997*

----------------------------------------------------------------------------------------------------------------------------------
                                                                 AVERAGE                          AVERAGE
                                                                 VOLUME      INTEREST    RATE      VOLUME       INTEREST    RATE

----------------------------------------------------------------------------------------------------------------------------------

ASSETS
  Loans, net...............................................    $ 6,885,367   $149,684    8.62%   $5,836,685     $133,369    9.07%
  Mortgage loans held for sale.............................        490,229      8,690    7.09%      194,955        3,789    7.77%
  Investment securities and securities available for sale
   and other interest-earning assets.......................      1,618,043     25,108    6.16%    1,130,142       18,090    6.35%
-------------------------------------------------------------------------------------            -----------------------
  Total interest-earning assets(1).........................      8,993,639   $183,482    8.09%    7,161,782     $155,248    8.60%

-------------------------------------------------------------------------------------            -----------------------
  Nonearning assets........................................      1,027,842                          697,568

--------------------------------------------------------------------------                       ----------
    Total assets...........................................      $10,021,481                       $7,859,350

----------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY:
  Interest-bearing deposits................................    $ 5,639,102   $ 65,118    4.58%   $5,103,512     $ 61,055    4.75%
  Short-term borrowings....................................      1,309,676     17,113    5.18%      698,854       10,378    5.89%
  Long-term debt...........................................        808,269     12,204    5.99%      232,706        3,721    6.34%

-------------------------------------------------------------------------------------            -----------------------
  Total interest-bearing liabilities.......................      7,757,047   $ 94,435    4.83%    6,035,072     $ 75,154    4.94%

-------------------------------------------------------------------------------------            -----------------------
  Noninterest-bearing demand deposits......................      1,409,120                        1,129,999
  Other liabilities........................................        202,201                          110,300

                                                               -----------                       ----------
  Total liabilities........................................      9,368,368                        7,275,371
  Shareholders' equity.....................................        653,113                          583,979

--------------------------------------------------------------------------                       ----------
Total liabilities and shareholders' equity.................    $10,021,481                       $7,859,350

----------------------------------------------------------------------------------------------------------------------------------
RATE DIFFERENTIAL..........................................                              3.26%                              3.66%

NET YIELD ON INTEREST-EARNING ASSETS.......................                  $ 89,047    3.93%                  $ 80,094    4.44%

----------------------------------------------------------------------------------------------------------------------------------

* Restated financial results above reflect the business combinations with United American Holding Corporation, South Florida Banking Corp., First Central Bank, Commercial Bank of Nevada, FirstBank, First Macon Bank & Trust, Prime Bank of Central Florida and InterWest Bancorp. These mergers were accounted for as poolings-of-interests and the financial results have been restated accordingly.

(1) Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned is : actual interest earned times 145%. The taxable equivalent adjustment has given effect to the disallowance of interest expense deductions, for federal income tax purposes, related to certain tax-free assets.

     Dividends earned and average rates for preferred stocks are reflected on a tax equivalent basis. Tax equivalent dividends are: actual dividends times 137.7%.

                                  SIGNATURES




        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        THE COLONIAL BANCGROUP, INC.
                                        ----------------------------
                                                (Registrant)

Date:   January 20, 1999                 /s/ W. Flake Oakley
                                        ----------------------------
                                              W. Flake Oakley
                                              Chief Financial Officer